Exhibit 10.6

[PLANET PAYMENT LETTERHEAD]

November 8, 2009

PRIVATE AND CONFIDENTIAL

Mr. Robert J. Cox

Re:          Employment Offer

Dear Robert:

The management of Planet Payment, Inc. (the “Company”) takes pleasure in extending you this offer to join the Company as its SW, Chief Financial Officer reporting to me, Philip D.  Beck, CEO.  For the purposes of this letter, the Company shall include any subsidiary of the Company, to which your employment may be transferred, at the discretion of the Company.  You will be required to provide services to other subsidiaries and affiliates of the Company (together with the Company, collectively referred to as the (“Group”).

As agreed, your compensation/employment package shall consist of the following:

(a)           Initial base salary of $260,000 per annum, increasing to $290,000 per annum effective May 1, 2010 which will be payable semi-monthly in arrears, and subject to all applicable deductions required by law.

(b)           You will also be eligible for an Annual Incentive for on “target performance” in an amount equivalent to 50% of your May 1, 2010 base salary of $290,000.  The milestones against which your “on target” performance will be measured, will be more fully set forth on your Annual Incentive Plan which is to be discussed and agreed between us during the period ending 30 days after you commence work.  PROVIDED THAT it is agreed that the amount of the Company’s Adjusted EBITDA for the year 2010 (as defined on a consistent basis in the Company’s earnings releases “EBITDA”), which is a minimum condition for the payment of any Annual Incentive is $2.5 million and the minimum EBITDA for “on target” performance is $5 million.

(c)           At the outset of your employment you will be provided with an initial grant of options to purchase 200,000 shares of Common Stock of $0.01 par value in the Company, vesting over three (3) years, one third on each anniversary of the date of the commencement of your employment.

(d)           On both the first and second anniversary of the commencement of your employment, you will be provided with an additional grant of options to purchase 100,000 shares of Common Stock of $0.01 par value in the Company, vesting over three (3) years, one third on each anniversary of the date of the respective grant.

(e)           You will be eligible for additional grants of stock options, subject to your continued employment and satisfactory job performance, which may be made from time to time,

by the Company’s Remuneration Committee, on the same terms as other executive employees of the Company.

NOTE:  Terms and conditions of all your option grants, will be in accordance with the terms of the Company’s Equity Incentive Plan in effect at the time of each such grant.  The exercise price of each option grant will be the closing market price of the Company’s shares on (a) the date of the commencement of your employment with respect to the initial grant; (b) the first or second anniversary of the commencement of your employment in the case of the options to be granted on those dates; and, (c) the date the grant is approved by the Company’s Remuneration Committee with respect to any other grant.  A sample set of the Company’s option grant documents is attached hereto for your reference as Exhibit “A”.

(f)            An Executive Retention Agreement in the form attached hereto as Exhibit “B”.

With respect to additional terms of your employment, the following will apply:

1.             While we look forward to a long and mutually beneficial relationship, your employment will be “at- will” and shall start on or about December 1, 2009, or such other date as we shall agree.  Further, your Executive Retention Agreement and your participation in any stock option or benefit program are not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your “at-will” employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer.

2.             You will be entitled to four (4) weeks of vacation which will accrue on a pro-rata basis during the year, in addition to all public holidays when the office is closed.  For 2009 your prorated vacation entitlement will be 2 days.  Vacation may be taken upon reasonable prior notice to your manager.

3.             You will be expected to devote your full time and attention to your employment during working hours and shall not, without the prior written consent of the Board, engage or be involved in any other business activity, except for investment holdings in publicly listed companies, equating to no more than three percent (3%) of their issued and outstanding capital stock.  However, because of the nature of your position, you will be required to work outside of usual working hours, where the circumstances and business needs require it.

4.             Annually you are also entitled to a total of six (6) sick days and two (2) personal days.

5.             You shall be entitled to participate in the Company’s health care plans from time to time in force upon the same terms as all other employees.  The normal waiting period for eligibility to join the plan is the period ending on the 1st of the month following your first two (2) full calendar months of employment.  Accordingly, you will be eligible to commence your participation in the Company’s health care plans on February 1, 2010, if you commence your full-time employment on or before December 1, 2009.  During the period before you become eligible to participate in the Company’s health care plans, the Company has agreed to pay you, on a monthly basis, an amount equal to your COBRA costs, less the premium contribution(s) you would be required to pay as an eligible Company employee for the type and level of health care coverage(s) you elect.

6.             In accordance with Company policy, we will reimburse you for all reasonable and proper travel and business expenses incurred by you in the performance of your duties.

7.             You acknowledge and understand that all information relating to the.  Group and its clients is confidential.  As a condition of your employment you will be required to sign the Group’s standard Confidentiality, Non-disclosure & Invention Assignment Agreement.  In addition, during the term of this Agreement and for the period of one (1) year after the termination of your employment by any member of the Group for any reason whatsoever, you shall not directly or indirectly:

(a)           be employed, or engaged as an independent contractor, or consultant in any position where your responsibilities would require you to directly or indirectly support/work on services and/or products that are in competition with the Group’s businesses as they exist on the date of your separation from the Company — the Group’s businesses currently consist of its Multicurrency Processing, Dynamic Currency Conversion, and Mobile Services products;

(b)           whether as an employee, independent contractor, consultant, or principal, enter into any agreement which is for the provision of services in competition with any of the Group’s businesses, as they exist on the date of your separation from the Company, with any entity, which is or was a customer of the Group, or the merchant clients of any customer of the Group on your separation date, or at any time within six (6) months prior to your separation date, nor cause any such customer or the merchant clients of such customer to enter into any such competitive agreement with any third party.

You acknowledge that the restrictions set forth in this paragraph are reasonable and necessary for the protection of the Group’s legitimate interests, in particular having regard to the sensitive position which you will hold and the high level of confidential and proprietary information regarding the Group’s business operations, systems and customers to which you will have access, during the performance of your duties hereunder.

8.             This offer and your employment shall be governed by and construed in accordance with the laws of the State of New York, whose Federal and state courts shall have exclusive jurisdiction with respect to any dispute or proceedings arising out of or relating to this offer and your employment, and employee hereby submits to the exclusive jurisdiction of such courts.  No amendment or waiver of any of the provisions hereof shall be effective, unless in writing and signed by each party.

9.             Your employment is subject to the Group’s employee manual and terms and conditions (including benefits) applicable generally to employees of the Group, from time to time in force, which are subject to change, amendment, or deletion in the Company’s sole discretion.  As a condition of your employment you will also be required to enter into certain standard undertakings and consents, regarding confidentiality, security, use of the Group’s facilities and property and background checks.

In accordance with our standard policy this employment offer is subject to our receiving satisfactory references and civil and criminal background checks.

10.           You hereby warrant and represent that you are not subject to any restrictive covenant, or other agreement; which would prevent you from accepting this offer or from performing your obligations hereunder.  To the extent that you are subject to confidentiality obligations to a former employer or any third party, you acknowledge and agree that it is your responsibility to ensure that you comply with such obligations on a continuing basis.  You acknowledge that the Company is relying upon your warranty, representation and acknowledgement in this paragraph in making this offer to you.  In the event of any claim against you or the Group by any third party arising out of a breach of this paragraph, you agree to indemnify and hold the Group (and its directors, officers and employees) harmless from and against all-costs, claims and damages arising from such third party’s claim.

If the terms and the conditions of this letter are acceptable to you, please sign, date and return two (2) originals of this letter to us.

We look forward to a long and mutually beneficial relationship.

Sincerely,

PLANET PAYMENT, INC.

/s/ Philip D. Beck
Philip D. Beck
CEO

AGREED & ACCEPTED:

/s/ Robert J. Cox	Dated November 9, 2009
Robert J. Cox

EXHIBIT A

NON-QUALIFIED STOCK OPTION GRANT
PLANET PAYMENT, INC.
2006 EQUITY INCENTIVE PLAN (“THE PLAN”)

The Board of Directors of Planet Payment, Inc. (the “Company”) acting by its Remuneration Committee (the “Committee”) hereby grants to            (the “Optionee”), an option (the “Option”) to purchase a total of            Shares of Common Stock of $0.01 par value each of the Company (the “Shares”) upon the terms and conditions contained in the Rules of the Plan, as amended from time to time (a copy of which has been provided to you previously or is enclosed herewith).  The Plan is also accessible on the Company’s Sharepoint system in the Legal area document library under “Corporate Governance”.

This Option is not intended to be an “incentive stock option”, within the meaning of section 422 of the Internal Revenue Code of 1986, as amended.  The Option is a Non-Qualified Stock Option.

The purchase price (“Exercise Price”) for each Share in respect of which the Option is exercisable shall be $           per Share.  The aggregate purchase price in respect of the number of Shares which you wish to purchase at any time shall be payable as described in the Plan, on or following the exercise of the Option.

The vesting period applicable to the Option is three years from            (the “Commencement Date”).  This means that you shall become entitled to exercise the Option in respect of one third of the Shares, which are the subject of the Option, on or after each of the first three anniversaries of the Commencement Date.  To the extent that the Commencement Date is prior to the date of this grant, this grant is made in fulfillment of the commitment by the Company to grant these Options, with effect from the Commencement Date.  Subject to the Rules of the Plan, the Option may be exercised at any time between 1 and 10 years from the date hereof, and you may purchase any number of Shares up to the maximum number of vested Shares contained in the Option during that time.

You shall not in any event be entitled to purchase any Shares, more than 10 years from the date hereof and your rights, in respect of any Shares, which may remain subject to the Option, shall lapse at that time.  Similarly, except in certain specified circumstances, the Option shall lapse if you leave or are dismissed from the employment of the Company, or one of its subsidiaries or affiliates (the “Group”).  The Option shall lapse (a) upon termination of employment as to all unvested shares and all vested shares if termination is for cause; and (b) 3 months after termination of employment with respect to all vested shares, subject to paragraph (c); and (c) twelve months after termination of employment with respect to all vested shares if termination is due to death or disability.  This paragraph is a summary of the relevant provisions in the Plan, which shall govern unless expressly varied by this Certificate.

Transfer of employment between various companies in the Group, without interruption of employment shall not affect either your entitlement hereunder, or the applicable vesting period.  The Option shall be separate from any employment agreement or terms and conditions of employment and the grant of the Option does not mean that the Company has any separate obligation to continue your employment.

This Option may not be transferred, assigned or changed in any way, and if you attempt to do so the Option herein will lapse at the time.

By signing this Certificate of Grant of Option, you acknowledge receipt of a copy of the Plan, and hereby accept this Option, subject to all of the terms and provisions thereof.  You hereby agree to accept as binding, conclusive and final decisions or interpretations of the Committee upon any questions arising under the Plan.

PLEASE NOTE.  THE SHARES THAT ARE THE SUBJECT OF THE OPTION MAY BE RESTRICTED STOCK WHEN ISSUED, PURSUANT TO U.S. SECURITIES LAW.  FURTHERMORE EXERCISE OF THE OPTION AND DEALINGS IN THE SHARES ISSUED UPON EXERCISE WILL BE SUBJECT TO THE COMPANY’S SHARE DEALING CODE FROM TIME TO TIME IN FORCE AND APPLICABLE LAW AND REGULATIONS.

You are advised to read carefully the Rules of the Plan, which govern the terms of the Option and set out the procedure for exercise.  If you have any questions in relation to the Option, the Rules, or the Plan you should direct these to the Company’s General Counsel.

DATE: , 2009

PLANET PAYMENT, INC.

By:

Title:

AGREED AND ACCEPTED BY:

EMPLOYEE’S SIGNATURE

DATE OF SIGNATURE

PLANET GROUP, INC.
2006 EQUITY INCENTIVE PLAN

Adopted January 6, 2006

1.             PURPOSE.  The purpose of the Planet Group, Inc. 2006 Equity Incentive Plan (the “Plan”) is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock, Stock Bonuses, Stock Appreciation Rights (“SARs”) and Restricted Stock Units (“RSUs”).  Capitalized terms not defined in the text are defined in Section 25.

2.             SHARES SUBJECT TO THE PLAN.

2.1           Number of Shares Available.  Subject to Sections 2.2 and 20, one million four hundred thousand (1,400,000)Shares are available for grant and issuance under the Plan; provided, however, that in the event that the Company’s Common Stock is admitted to the AIM market of the London Stock Exchange plc (“Admission”), then the number of shares available for grant and issuance under this Plan shall be increased from 1,400,000 to an amount equal to the Percentage Limit minus the number of shares of Common Stock subject to equity awards granted under the Prior Plan, up to a maximum of 2,400,000 shares.  In addition, any Shares subject to (1) equity awards granted under the Prior Plan that are outstanding on the Effective Date and that are subsequently cancelled, forfeited, settled in cash or that expire by their terms, and (2) Awards granted under this Plan that are cancelled, forfeited, settled in cash or that expire by their terms, will in each case be returned to the pool of Shares available for grant and issuance under the Plan.  No more than ten million (10,000,000) Shares shall be issued as ISOs (taking into account re-issuances, and provided that at no time shall be there outstanding any Awards in excess of the limit specified in the first sentence of this Section 2.1).  The Company may issue Shares that are authorized but unissued shares pursuant to the Awards granted under the Plan.  The Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding but unvested Awards granted under the Plan.

Notwithstanding the above, in accordance with U.K.  best practice guidelines, no Awards may be granted under the Plan on any date if, as a result, the aggregate of the Shares issued under this Plan after Admission and the Shares issuable under this Plan pursuant to Awards granted under this Plan after Admission would exceed ten percent (10%) of the Company’s Issued Share Capital at such time.

For purposes of this section:

(a)           “Percentage Limit” means fifteen percent (15%) of the Fully-Diluted Shares Outstanding immediately following the placing of Common Stock to occur in conjunction with the Admission,

(b)           “Fully-Diluted Shares Outstanding” means the aggregate number of (i) issued and outstanding shares of Common Stock, (ii) shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock and promissory notes, (iii) shares of Common Stock issuable upon exercise of outstanding stock options, warrants and other securities exercisable for or convertible into Common Stock, and (iv) shares of Common Stock authorized and reserved for future issuance under this Plan and not subject to outstanding Awards, in each case without regarding to vesting or other contingencies, and with such calculation to be determined by the Chief Financial Officer of the Company; and

(c)           “Issued Share Capital” means the aggregate number of (i) issued and outstanding shares of Common Stock, (ii) shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock, and (iii) shares of Common Stock issuable upon exercise of warrants, options or other securities exercisable for or convertible into Common Stock with an exercise price lower than the Fair Market Value at such time.

2.2           Adjustment of Shares.  If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.1; and (e) the maximum number of shares that may be issued to an individual or to a new employee in any one fiscal year set forth in Section 3, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee; and provided further that the Exercise Price of any Option or SAR may not be decreased to below the par value of the Shares.

3.             ELIGIBILITY.  ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or Subsidiary.  All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or Subsidiary.  The Committee (or its designee under Section 4.1(c)) will from time to time determine in its sole discretion and designate the eligible persons who will be granted Awards under the Plan.  The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary and occasional.  A person may be granted more than one Award under the Plan.  However, if Section 162(m) of the Code becomes applicable to the Company (or any Parent of the Company), then no person will be eligible to receive more than 1,000,000 Shares issuable as Awards granted in any fiscal year, other than new employees of the Company or a Subsidiary (including new employees who are also officers and directors of the Company or Subsidiary), who are eligible to receive up to a maximum of 1,000,000 Shares issuable as Awards granted in the calendar year in which they commence their employment.

4.             ADMINISTRATION.

4.1           Committee Authority.  The Plan shall be administered by the Committee.  Subject to the general purposes, terms and conditions of the Plan, the Committee will have full power to implement and carry out the Plan.  Without limiting the previous sentence, the Committee will have the authority to:

(a)           construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan;

(b)           prescribe, amend and rescind rules and regulations relating to the Plan or any Award, including determining the forms and agreements used in connection with the Plan; provided that the Committee may delegate to the Company’s legal department the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate Plan administration, and that are, not inconsistent with the Plan or with any resolutions of the Committee relating to the Plan;

(c)           select persons to receive Awards; provided that the Committee may delegate to one or more Executive Officers (who would also be considered “officers” under Delaware law) the authority to grant an Award under the Plan to Participants who are not Executive Officers;

(d)           determine the terms of Awards;

(e)           determine the number of Shares or other consideration subject to Awards;

(f)            determine whether Awards will be granted singly, in combination, or in tandem with, in replacement of, or as alternatives to, other Awards under the Nan or any other incentive or compensation plan of the Company or any Subsidiary;

(g)           grant waivers of Plan or Award conditions;

(h)           determine the vesting, exercisability, transferability, and payment of Awards;

(i)            correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;

(j)            determine whether an Award has been earned;

(k)           amend the Plan;

(l)            to take any action consistent with the terms of the Plan, either before or after an Award has been granted, which it deems necessary or advisable to comply with any governmental laws or regulatory requirement of a foreign country, including, but not limited to, modifying or amending the terms and conditions governing any Awards or establishing any local country plans as sub-plans to this Plan; or

(m)          make all other determinations necessary or advisable for the administration of the Plan.

4.2           Committee Interpretation and Discretion.  Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan.  Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review.  The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.  The Committee may delegate to one or more Executive Officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Executive Officers, and such resolution shall be final and binding on the Company and the Participant.  Unless the Committee determines in writing that Section 409A of the Code is to apply with respect to a particular Award granted to a Participant, the terms of each Award granted hereunder shall be such as shall not cause such Award to be subject to Section 409A of the Code.  Any term in any such Award in conflict with this provision shall automatically be modified to not be in conflict with this provision and if such modification is not possible then the Committee shall determine whether such provision shall be void and without effect or the entire Award shall be rescinded.

5.             OPTIONS.

5.1           Grant of Options.  The Committee may grant Options to Participants and will determine (a) whether the Options will be ISOs or NSOs; (b) the number of Shares subject to the Option, (c) the Exercise Price of the Option, (d) the period during which the Option may be exercised, (e) the vesting and exercisability of the Option and (f) all other terms and conditions of the Option, subject to the provisions of this Section 5.  Each Option granted under the Plan will be evidenced by an Award Agreement, which shall expressly identify the Option as an ISO or NSO.  The date of grant of an Option will be the date on which the Committee makes the determination to grant the Option, unless the Committee otherwise specifies a later date.

5.2           Exercise Period; Expiration Date and Exercise.  An Option will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such Option and subject to Company policies established by the Committee (or by individuals to whom the Committee has delegated responsibility) from time to time.  The Committee may provide for Options to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of Shares subject to the Option as the Committee determines.  The Award Agreement shall set forth the Expiration Date; provided that no Option will be exercisable after the expiration of ten years from the date the Option is granted; and provided further that no ISO granted to a Ten Percent Stockholder will be exercisable after the expiration of five years from the date the Option is granted.

5.3           Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than the Fair Market Value on the date of grant (except as provided in Section 20.3); provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant.

5.4                                 Vesting and Termination.

(a)                                  Vesting.  Except as set forth in the Participant’s Award Agreement, any Option granted to a Participant will cease to vest on the Participant’s Termination Date.  If the Participant does not exercise his or her Option within the time specified by the Committee or as set forth in the Award Agreement, the Option shall terminate.

(b)                                 Post-Termination Exercise Period.  Subject to Section 21.4, following a Participant’s Termination, the Participant’s Option may be exercised to the extent vested and exercisable as set forth below:

(i)                                     no later than the Termination Date if a Participant is Terminated for Cause, unless otherwise determined by the Committee; provided that no Option may be exercised after the Expiration Date of the Option; or

(ii)                                  no later than three (3) months after the Termination Date in the case of any Termination other than a Termination for Cause or due to death or Disability, unless a different time period is specifically set forth in the Participant’s Award Agreement or is otherwise specified by the Committee; provided that no Option may be exercised after the Expiration Date of the Option.

(iii)                               no later than twelve (12) months after the Termination Date in the case of any Termination due to death or Disability, unless a different time period is otherwise specified by the Committee; provided that no Option may be exercised after the Expiration Date of the Option.

5.5                                 Limitations on ISOs.  The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any Subsidiary) shall not exceed $100,000.  If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in that calendar year will be ISOs, and the Options for the Shares with a Fair Market Value in excess of $100,000 that become exercisable in that calendar year will be NSOs.  If the Code is amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated into the Plan and will apply to any Options granted after the effective date of the Code’s amendment.

5.6                                 Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO.  If a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Company may require the Participant to immediately notify the Company in writing of such Disqualifying Disposition.

5.7                                 No Disqualification.  Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs will be interpreted, amended or altered, and no discretion or authority granted under the Plan will be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.  Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code and the regulations thereunder.

6.                                      RESTRICTED STOCK AWARDS.

6.1                                 Awards of Restricted Stock.  A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions.  The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award.  A Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price within 30 days from the date the Award Agreement was delivered to the Participant.  If the Participant does not accept the Restricted Stock Award within 30 days, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise.  Restricted Stock Awards will vest over a minimum of three years as measured from the date of grant.

6.2                                 Purchase Price.  The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value (but not less than the par value of the Shares) on the date the Restricted Stock Award is granted.  Payment of the Purchase Price must be made in accordance with Section 10 of the Plan and the Award Agreement, and in accordance with any procedures established by the Company.

6.3                                 Termination.  Except as set forth in the Participant’s Award Agreement, any Restricted Stock Award will cease to vest on the Participant’s Termination Date.

7.                                      STOCK BONUS AWARDS.

7.1                                 Awards of Stock Bonuses.  A Stock Bonus Award is an award to a Participant of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Subsidiary.  No payment will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2                                 Form of Payment to Participant.  The Stock Bonus Award shall be paid currently.  Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, and in either a lump sum payment or in installments, all as the Committee determines.

7.3                                 Termination of Participant.  Except as set forth in the Participant’s Award Agreement, any Bonus Stock Award will cease to vest on the Participant’s Termination Date.

8.                                      STOCK APPRECIATION RIGHTS.

8.1                                 Awards of SARs.  A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock or RSUs), having a value equal to the value determined by multiplying the difference between the

Fair Market Value on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled.  The SAR may be granted for services to be rendered or for past services already rendered to the Company, or any Subsidiary.

8.2                                 Exercise Period and Expiration Date.  A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR.  The Award Agreement shall set forth the Expiration Date; provided that no SAR will be exercisable after the expiration of ten years from the date the SAR is granted.

8.3                                 Exercise Price.  The Committee will determine the Exercise Price of the SAR when the SAR is granted, and which may not be less than the Fair Market Value on the date of grant and may be settled only in Shares.

8.4                                 Termination.

(a)                                  Vesting.  Any SAR granted to a Participant will cease to vest on the Participant’s Termination Date.  In the event a Participant is Terminated as a result of such Participant’s Retirement, such Participant’s SARs shall, in the sole discretion of the Committee, accelerate vesting or continue to vest, continue to become exercisable, and may be exercised during such period of time as is determined by the Committee and as provided in the Award Agreement (but in no event may the SAR be exercised after the expiration date of the term of such SAR as set forth in the Award Agreement); if the Participant does not exercise his or her SAR within the time specified by the Committee or as set forth in the Award Agreement, the SAR shall terminate.

(b)                                 Post-Termination Exercise Period.  Subject to Section 21.4, following a Participant’s Termination, the Participant’s SAR may be exercised to the extent vested and exercisable as set forth below:

(i)                                     no later than the Termination Date if a Participant is Terminated for Cause, unless a different period of time period is specifically set forth in the Participant’s Award Agreement; provided that no SAR may be exercised after the Expiration Date of the SAR; or

(ii)                                  no later than twelve (12) months after the Termination Date in the case of any Termination other than a Termination for Cause, unless a different time period is specifically set forth in the Participant’s Award Agreement; provided that no SAR may be exercised after the Expiration Date of the SAR.

9.                                      RESTRICTED STOCK UNITS.

9.1                                 Awards of Restricted Stock Units.  An RSU is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares for services to be rendered or for past services already rendered to the Company or any Subsidiary.  RSUs will vest over a minimum of three years as measured from the date of grant.

9.2                                 Form and Timing of Settlement.  To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code (or any successor) and any regulations or rulings promulgated thereunder.  Payment may be made in the form of cash or whole Shares or a combination thereof in a lump sum payment, all as the Committee determines.

10.                               PAYMENT FOR SHARE PURCHASES.

10.1                           Payment.  Payment for Shares purchased pursuant to the Plan may be made by any of the following methods (or any combination of such methods) that are described in the applicable Award Agreement and that are permitted by law:

(a)                                  in cash or cash equivalent (including by check);

(b)                                 in the case of exercise by the Participant, a Participant’s guardian or legal representative or the authorized legal representative of a Participant’s heirs or legatees after a.  Participant’s death, by cancellation of indebtedness of the Company to the Participant;

(c)                                  in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of a Participant’s heirs or legatees after a Participant’s death, by waiver of compensation due or accrued to the Participant for services rendered;

(d)                                 with respect only to purchases upon exercise of an Option, and provided that a public market for the Shares exists through a broker-assisted “cashless” exercise program.

(e)                                  with respect only to purchases upon exercise of an Option by a “net exercise” method, under which Options which have an Exercise Price, which is less than the Fair Market Value of the Common Shares on the date of exercise, may be exercised without cash payment of the exercise price of such Common Shares by way of cancellation of the right to exercise Options for a number of whole Common Shares, calculated in accordance with the following formula:

X =	Y(A-B)
A

Where:	X =	the number of shares of Common Stock to be issued to the Option holder.

	Y =	the number of shares of Common Stock requested to be exercised under the Option.

	A =	the Fair Market Value of one (1) share of Common Stock on the date of exercise.

	B =	the Exercise Price.

Any taxes payable with respect to such exercise by a Participant who is an employee of the Company, shall be payable in cash in accordance with Section 11.1 hereof.  Upon a Participant exercising Options using the net exercise method, they shall enter into an agreement with the Company relating to such exercise, in the form required by the Company from time to time.

10.2                           Issuance of Shares.  Upon payment of the applicable Purchase Price or Exercise Price and compliance with other conditions and procedures established by the Company for the purchase of Shares, the Company shall issue the Shares registered in the name of the Participant or Authorized Transferee and shall deliver certificates representing the Shares (in physical or electronic form, as appropriate).  The Shares may be subject to legends or other restrictions as described in Section 14 hereof.

11.                               WITHHOLDING TAXES.

11.1                           Withholding Generally.  Whenever Shares are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy minimum federal, state, local and foreign income or social security tax withholding requirements prior to the delivery of any certificate(s) for the Shares.  If a payment in satisfaction of an Award is to be made in cash, the payment will be net of an amount sufficient to minimum satisfy federal, state, local and foreign income or social security tax withholding requirements.

11.2                           Stock Withholding.  When, under applicable tax laws, a Participant incurs income or social security tax liability in connection with the grant, exercise, vesting or payment of any Award that is subject to income or social security tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may, in its sole discretion, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of whole Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined.  All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

12.                               PRIVILEGES OF STOCK OWNERSHIP.  No Participant or Authorized Transferee will have any rights as a stockholder of the Company with respect to any Shares until the Shares are issued to the Participant or Authorized Transferee.  After Shares are issued to the Participant or Authorized Transferee, the Participant or Authorized Transferee will be a stockholder and have all the rights of a stockholder with respect to the Shares including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if the Shares are Restricted Stock, any new, additional or different securities the Participant or Authorized Transferee may become entitled to receive with respect to the Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided further, that the Participant or Authorized Transferee will have no right to retain such dividends or distributions with respect to Shares that are repurchased at the Participant’s original Exercise Price or Purchase Price pursuant to Section 14 hereof.

13.                               TRANSFERABILITY.  As may be permitted by the Committee (and to the extent permitted by applicable law and the terms of the Award Agreement), a Participant may transfer an Award to an Authorized Transferee.  Absent such permission, no Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process.

14.                               RESTRICTIONS ON SHARES.  At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award documentation a right to repurchase all or a portion of a Participant’s Shares that are not “Vested” (as defined in the Award documentation), following the Participant’s Termination, at any time within ninety days after the later of (a) the Participant’s Termination Date or (b) the date the Participant purchases Shares under the Plan, for cash or cancellation of purchase money indebtedness with respect to Shares, at the Participant’s original Exercise Price or Purchase Price; provided that upon assignment of the right to repurchase, the assignee must pay the Company cash equal to the excess of the Fair Market Value of the Shares over the original Purchase Price.

15.                               CERTIFICATES.  All certificates for Shares or other securities delivered under the Plan (whether in physical or electronic form, as appropriate) will be subject to stock transfer orders, legends and other restrictions that the Committee deems necessary or advisable, including without limitation restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of any stock exchange or automated quotation system on which the Shares may be listed.

16.                               ESCROW.  To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other transfer instruments approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company, to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

17.                               SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award shall not be effective unless the Award is in compliance with all applicable state, federal and foreign - securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system on which the Shares may then be listed, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance.  Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state, federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.  The Company shall be under no obligation to register the Shares or to effect compliance with the registration, qualification or listing requirements of any state, federal or foreign securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

18.                               NO OBLIGATION TO EMPLOY.  Nothing in the Plan or any Award granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate a Participant’s employment or other relationship at any time, with or without cause, as applicable laws allow.

19.                               EXCHANGE AND BUYOUT OF AWARDS.  The Committee may, at any time or from time to time, authorize the Company, in the case of an Option or SAR exchange, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards.  The Committee may at any time buy from a Participant an Option previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant shall agree.

20.                               CORPORATE TRANSACTIONS.

20.1                           Assumption or Replacement of Awards by Successor.  In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants.  In the alternative, the successor corporation may-substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to, stockholders (after taking into account the existing provisions of the Awards).  The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.  In the event such successor corporation, if any, refuses to assume or replace the Awards, as provided above, pursuant to a Corporate Transaction or if there is no successor corporation due to a dissolution or liquidation of the Company, such Awards shall immediately vest as to 100% of the Shares subject thereto at such time and on such conditions as the Board shall determine and the Awards shall expire at the closing of the transaction or at the time of dissolution or liquidation.

20.2                           Other Treatment of Awards.  Subject to any greater rights granted to Participants under Section 20.1, in the event of a Corporate Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

20.3                           Assumption of Awards by the Company.  The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan.  Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant.  In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code).  In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.  Shares subject to Awards granted to substitute or assume outstanding awards granted by another company in connection with an acquisition shall not reduce the number of Shares available for issuance under Section 2.1 of the Plan.

21.                               OTHER PROVISIONS.

21.1                           Distribution of Award Agreements and Plan.  The Award Agreement, Plan and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.

21.2                           Form of Award Agreement(s).  Each Award granted under the Plan will be evidenced by an Award Agreement, which will be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

21.3                           Procedures for Exercising or Settling an Award.  A Participant or Authorized Transferee may exercise or settle Awards by following the procedures established by the Company’s stock administration department, as communicated and made available to Participants through the Company’s electronic mail system, intranet site or otherwise.

21.4                           Black-out Periods and Post-Termination Exercisability.  In the event a Participant is prevented from exercising an Option or the Company is unable to settle an Award due to any trading restrictions currently in effect with respect to the Company’s Shares at the time of such Participant’s Termination, then the length of time applicable to such trading restrictions shall toll any post-termination exercise period until such trading restriction lapses.

21.5                           Limitations on Exercise.  The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option or SAR; provided that the minimum number will not prevent a Participant from exercising an Option or SAR for the full number of Shares for which it is then exercisable.  An Option or a SAR may only be exercised by the personal representative of a Participant or an Authorized Transferee or by the person or persons to whom a Participant’s rights under the Option or SAR shall pass by such person’s will or by the laws of descent and distribution of the state of such person’s domicile at the time of death, and then only as and to the extent that such person was entitled to exercise the Option or SAR on the date of death.

21.6                           Terms of Awards.  The Committee will determine an Award’s terms, including, without limitation: (a) the number of Shares deemed subject to the Award; (b) the time or times during which the Award may be exercised and (c) such other terms and conditions and conditions as the Committee deems appropriate.  Awards may be subject to performance goals based on Performance Factors during any Performance Period as may be set out in advance in the Participant’s Award Agreement.  The Committee may adjust the performance goals applicable to Awards to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances.

21.7                           Treatment of Awards Upon Retirement.  Upon a Participant’s Retirement, and as determined by the Committee (and as evidenced in the Award Agreement), Awards granted to such Participant may accelerate, continue to vest, provide for an extended period of time in which to exercise an Award upon Termination or contain such terms and conditions as the Committee deems appropriate.

22.                               ADOPTION AND TERM.  The Plan was adopted by the Board on January 6, 2006.  The Plan will terminate on December 31, 2015, unless sooner terminated by the Board pursuant to Section 23.

23.                               AMENDMENT OR TERMINATION OF PLAN AND AWARDS.  The Board may at any time terminate, amend or suspend the Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to the Plan.  Notwithstanding the foregoing, neither the Board nor the Committee shall, without the approval of the stockholders of the Company, amend the Plan in any manner that requires such stockholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans, or pursuant to applicable rule or law.  The Committee may modify, extend or renew outstanding Awards and authorize the grant of Awards in substitution thereof; provided that any such action (including any amendment to the Plan) may not, without the written consent of a Participant, impair any of a Participant’s rights under Award previously granted.

24.                               NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN.  Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.  The Plan shall be unfunded.  Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan.  Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

25.                               DEFINITIONS.  As used in the Plan, the following terms shall have the following meanings:

25.1                           “Authorized Transferee” means the permissible recipient, as authorized by this Plan and the Committee, of an NSO that is transferred during the Participant’s lifetime by the Participant by gift or domestic relations order.  For purposes of this definition a “permissible recipient” is: (i) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption; (ii) any person (other than a tenant or employee)

sharing the Participant’s household; (iii) a trust in which the persons in (i) or (ii) have more than fifty percent of the beneficial interest; (iv) a foundation in which the persons in (i) or (ii) or the Participant control the management of assets; or (v) any other entity in which the person in (i) or (ii) or the Participant own more than fifty percent of the voting interest.

25.2                           “Award” means any award under the Plan, including any Option, SAR, Restricted Stock, RSU or Stock Bonus.

25.3                           “Award Agreement” means, with respect to each Award, the written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

25.4                           “Board” means the Board of Directors of the Company.

25.5                           “Cause” means (i) embezzlement or misappropriation of funds; (ii) conviction of, or entry of a plea of nolo contendre to, a felony involving moral turpitude; (iii) commission of material acts of dishonesty, fraud, or deceit; (iv) breach of any material provisions of any employment agreement; (v) habitual or willful neglect of duties; (vi) breach of fiduciary duty; or (vii) material violation of any other duty whether imposed by law or the Board.

25.6                           “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations proMulgated thereunder.

25.7                           “Committee” means the Board and such other committee appointed by the Board to administer the Plan, including, without limitation, the Stock Option Committee.

25.8                           “Company” means Planet Group, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

25.9                           “Corporate Transaction” means (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants), (b) a dissolution or liquidation of the Company, (c) the sale of substantially all of the assets of the Company, (d) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company; or (e) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

25.10                     “Disability” means a disability within the meaning of Section 22(e)(3) of the Code.

25.11                     “Effective Date” means the date stockholders approve the Plan pursuant to Section 22 of the Plan.

25.12                     “Executive Officer” means a person who is an “executive officer” of the Company as determined by the Board.

25.13                     “Exercise Price” means the price at which a Participant who holds an Option or SAR may purchase the Shares issuable upon exercise of the Option or SAR.

25.14                     “Expiration Date” means the last date on which an Option or SAR may be exercised as determined by the Committee.

25.15                     “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)                                  if such Common Stock is publicly traded and is then listed on a national securities exchange, the last reported sale price on such date or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(b)                                 if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on such date;

(c)                                  if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal, for the over-the-counter market;

(d)                                 if such Common Stock is publicly traded on the London Stock Exchange or the AIM market of the London Stock Exchange plc (or any successor exchange), the last reported sale price on such date, or if no such reported sale takes place on such date, the last reported sale price on the most recent date on which a sale occurred; or

(e)                                  if none of the foregoing is applicable, by the Board of Directors in good faith.

25.16                     “ISO” means an Incentive Stock Option within the meaning of the Code.

25.17                     “NSO” means a nonqualified stock option that does not qualify as an ISO.

25.18                     “Option” means an Award pursuant to Section 5 of the Plan.

25.19                     “Non-Employee Director” means a member of the Company’s Board of Directors who is not a current employee of the Company or any Subsidiary.

25.20                     “Participant” means a person who receives an Award under the Plan.

25.21                     “Performance Factors” include, but are not limited to, some or all of the factors selected by the Committee from among the measures below to determine whether performance goals established by the Committee and applicable to Awards have been satisfied:

(a)                                  Net revenue and/or net revenue growth;

(b)                                 Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

(c)                                  Operating income and/or operating income growth;

(d)                                 Net income and/or net income growth;

(e)                                  Earnings per share and/or earnings per share growth;

(f)                                    Total stockholder return and/or total stockholder return growth;

(g)                                 Return on equity;

(h)                                 Operating cash flow return on income;

(i)                                     Adjusted operating cash flow return on income;

(j)                                     Economic value added; and

(k)                                  Individual business objectives.

25.22                     “Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for the Award.

25.23                     “Prior Plan” means the Company’s 2000 Stock Incentive Plan.

25.24                     “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

25.25                     “Restricted Stock Award” means an award of Shares pursuant to Section 6 of the Plan.

25.26                     “RSU” means an Award granted pursuant to Section 9 of the Plan.

25.27                     “Retirement” means that the Committee has deemed a Participant retired within the meaning of the applicable retirement policy applicable to Awards as determined from time to time by the Compensation Committee of the Board.

25.28                     “Shares” means shares of the Company’s Common Stock $0.01 par value, reserved for issuance under the Plan, as adjusted pursuant to Sections 2 and 20, and any successor security.

25.29                     “SAR” means an Award granted pursuant to Section 8 of the Plan.

25.30                     “Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.

25.31                     “Subsidiary” means any entity (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the entities other than the last entity in the unbroken chain owns stock or equity interests possessing 50% or more of the total combined voting power of all classes of stock or equity interests in one of the other entities in such chain.

25.32                     “Ten Percent Stockholder” means any person who directly or by attribution owns more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

25.33                     “Termination” or “Terminated” means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser to the Company or a Subsidiary; provided that a Participant shall not be deemed to be Terminated if the Participant is on a Company approved leave of absence; and provided further, that during any Company approved leave of absence, vesting of Awards shall be suspended or continue in accordance with applicable Company policies.  Subject to the foregoing, the Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”); further, the Termination Date will not be extended by any notice period mandated under local law.